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                             TUSCARORA INCORPORATED
            EXHIBIT 11 - COMPUTATION OF DILUTED NET INCOME PER SHARE


                                             THREE MONTHS ENDED
                                                 NOVEMBER 30,
                                              1998         1997
                                             ------       -----
Weighted average number of shares
     of Common Stock outstanding              9,527       9,476
Net effect of dilutive stock options -
     based on the treasury stock method
     using the average market price for
     the period                                  72         224
                                             ------      ------

               TOTAL                          9,599       9,700
                                             ======      ======

Net income                                   $3,964      $3,772
                                             ======      ======

Per share amount                             $  .41      $  .39
                                             ======      ======



The computation for the three months ended November 30, 1997 has been restated to conform to SFAS No. 128. The numbers are in thousands except per share data.